JOINDER AND SEVENTH AMENDMENT TO
LOAN AND SECURITY AGREEMENT

THIS JOINDER AND SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is made and entered into as of November 26, 2019, by and among ACF FINCO I LP, a Delaware limited partnership (“Lender”), JOHN KEELER & CO. INC., a Florida corporation doing business as Blue Star Foods (“Existing Borrower”) and COASTAL PRIDE SEAFOOD, LLC, a Florida limited liability company (“New Borrower”; Existing Borrower and New Borrower, each a “Borrower” and collectively, “Borrowers”).

Recitals:

WHEREAS, Lender and Existing Borrower are parties to a certain Loan and Security Agreement dated as of August 31, 2016 (as at any time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), pursuant to which Lender has made certain revolving credit loans to Existing Borrower;

WHEREAS, certain Events of Default have occurred and are continuing under the Loan Agreement and Existing Borrower has requested Lender waive such Events of Default;

WHEREAS, Existing Borrower has informed Lender of the formation of New Borrower and the proposed merger (the “Coastal Merger”) of Coastal Pride Company, Inc., a South Carolina corporation (“Target”) into and with New Borrower pursuant to an Agreement and Plan of Merger and Reorganization dated on or about the date hereof, among Existing Borrower, New Borrower, Target, and the shareholders of Target party thereto (the “Merger Agreement”);

WHEREAS, the formation of New Borrower and the consummation of the Coastal Merger are not permitted under the Loan Agreement;

WHEREAS, Borrowers have requested that Lender consent to the formation of New Borrower and the Coastal Merger and amend the Loan Agreement as hereinafter set forth;

WHEREAS, as a condition to Lender’s waiver of the certain Events of Default, Lender’s consent to the formation of New Borrower and Coastal Merger, and Lender’s willingness to continue to make loans or otherwise extend financial accommodations to Borrowers under the Loan Agreement, New Borrower has agreed to execute this Amendment to become a Borrower under the Loan Agreement; and

WHEREAS, Lender is willing to amend the Loan Agreement on the terms and subject to the conditions as hereinafter set forth;

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.

2. Consent. Section 8.16 of the Loan Agreement prohibits the making of any investment in any Person or affiliate after the Effective Date, including in the form of equity interests. In addition, Section 8.2 of the Loan Agreement prohibits Existing Borrower from acquiring substantially all of the equity interests or assets of any Person. Notwithstanding the restrictions contained in Sections 8.16 and 8.2 of the Loan Agreement, subject to satisfaction of each of the conditions precedent contained in Section 11 of this Amendment, Lender hereby consents to (a) the formation of New Borrower (effective as of the date of the formation thereof) and (b) the consummation of the Coastal Merger pursuant to the terms of the Merger Agreement. The consent granted herein relates solely to the matters as specifically described in this Section and nothing in this Amendment is intended or shall be construed as Lender’s consent to any other transaction (including, without limitation, Borrowers’ taking or omitting to take any action similar to the aforesaid matter).

3. Joinder of New Borrower.

(a) Addition of New Borrower as a Borrower. New Borrower irrevocably, unconditionally and absolutely assumes all the obligations of a Borrower under the Loan Agreement and each other Loan Document and agrees that it is and shall be a Borrower and bound as a Borrower under the terms of the Loan Agreement and each other Loan Document as if New Borrower had originally executed such documents as a Borrower. New Borrower (a) makes to Lender the representations and warranties set forth in the Loan Agreement applicable to a Borrower and confirms that such representations and warranties are true and correct in all material respects on and as of the date hereof, subject to disclosures set forth in the Disclosure Schedule as supplemented and modified by this Amendment, (b) covenants with Lender that it will observe and perform the terms and provisions of the Loan Agreement and the other Loan Documents to the same extent as if it originally executed such documents as a Borrower, and (c) confirms that it has received a copy of the Loan Agreement and the other Loan Documents. The parties hereto agree that each reference in the Loan Agreement and the other Loan Documents, including this Amendment, to “Borrower,” “Borrowers” or terms of similar import shall be deemed to include New Borrower.

(b) Grant of Security Interest. As security for the full, final and indefeasible payment to Lender in cash and performance of the Obligations, New Borrower hereby pledges to Lender, and grants to Lender a continuing general lien upon and security interest in and to all of New Borrower’s right, title and interest in and to the following, wherever located and whether now owned or hereafter acquired, whether owned or held by New Borrower or by any other Person in any manner for New Borrower’s account (and specifically includes all accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of all of the following): all cash, Money (as defined in Section 1-201(24) of the UCC), Accessions, Accounts (including without limitation all Receivables and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to, or destruction of any or all of the Collateral), Certificates of title, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents (including but not limited all to books and records, and all recorded data of any kind or nature, regardless of the medium of recording, including, without limitation, writings, plans, specifications, schematics customer lists, credit files, computer programs, printouts and other computer materials and records of New Borrower pertaining to any of the items or subject matter described in this paragraph), Equipment, General Intangibles, Goods, Health-Care-Insurance Receivables, Instruments, Inventory, Investment Property, Letter-Of-Credit Rights, Proceeds, Records, Software and Supporting Obligations, all rights to payment for money or funds advanced or sold, and all monies or other Property of any kind now or at any time or times hereafter in the possession or under the control of Lender or any Affiliate of Lender or any representative, agent or correspondent of Lender pertaining to any of the items or subject matter described in this paragraph, and to the extent not otherwise included in the foregoing, all other property in which a security interest may be granted under the UCC or which may be delivered to and held by Lender pursuant to the terms hereof. Notwithstanding the foregoing, if on or prior to the date hereof, New Borrower has not obtained the written consent of a Governmental Unit necessary to permit the assignment of any Document, Instrument, Chattel Paper, contract or agreement by and between New Borrower and any Governmental Unit (a “Government Contract”) in connection with the granting by New Borrower to Lender of the security interests described herein, the Collateral and Lender’s security interests described herein shall specifically exclude each such Government Contract, and all of New Borrower’s rights, title and interests therein, however, in such case the Collateral and Lender’s security interests granted herein shall specifically include and shall be limited to all Accounts and Receivables in connection with such Government Contract and all of New Borrower’s rights, title and interests in and to such Accounts and Receivables, and all such Accounts and Receivables shall be considered as Collateral for purposes hereof. Notwithstanding anything contained in this Amendment, the Loan Agreement, or the other Loan Documents to the contrary, the term “Collateral” shall not include the following: (i) New Borrower’s rights or interests in or under any license, contract or agreement to the extent, but only to the extent that such a grant would, under the terms of such license, contract or agreement, constitute or result in a breach or default under such license, contract or agreement (other than to the extent that any such term has been waived or would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions)), provided that (A) immediately upon either (I) an Event of Default pursuant to Section 9.1(f) or Section 9.1(g) of the Loan Agreement, or (II) the ineffectiveness, lapse, termination or waiver of any such term, the Collateral shall include, and New Borrower shall be deemed to have granted a security interest as of the date hereof in all such rights and interests as if such term had never been in effect, and (B) to the extent that any such lease, license, contract or agreement would otherwise constitute Collateral (but for the provisions of this paragraph), all Receivables or other amounts due and payable or to become due and payable from New Borrower’s performance under such license, contract or agreement and all proceeds resulting from the sale or disposition by New Borrower of any rights of New Borrower under such license, contract or agreement shall constitute Collateral, or (ii) any real property.

(c) Joint and Several Liability; New Borrower’s Representative. Each of New Borrower and Existing Borrower acknowledges and agrees that, as of the date hereof, it shall be jointly and severally liable in its capacity as a Borrower for any and all Loans and other Obligations heretofore or hereafter made or extended by Lender to any and all of Borrowers and for all interest, fees and other charges payable in connection therewith. New Borrower hereby irrevocably appoints Existing Borrower as the agent, attorney-in-fact and legal representative of New Borrower for all purposes, including requesting disbursement of Loans and receiving account statements and other notices and communications to Borrowers (or any of them) from Lender.

(d) Further Assurances. In furtherance of its obligations under the Loan Agreement, New Borrower agrees to deliver to Lender such documentation as Lender may reasonably require to evidence, protect and perfect the Liens created by the Loan Agreement, as modified hereby. New Borrower acknowledges the authorizations given to Lender under the Loan Agreement, the other Loan Documents, and otherwise.

4. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a) The Loan Agreement is amended by amending and restating the Preamble thereof as follows:

This LOAN AND SECURITY AGREEMENT (together with all Schedules and Exhibits hereto, and all amendments, modifications and supplements hereto, and all restatements hereof, from time to time, pursuant to the terms hereof, collectively, this “Agreement”) is executed by and among ACF FINCO I LP, a Delaware limited partnership (“Lender”), JOHN KEELER & CO. INC., a Florida corporation doing business as Blue Star Foods (“Blue Star”), and each Subsidiary of Blue Star that may from time to time join this Agreement as a borrower (Blue Star and such Subsidiaries, individually and collectively, as the context requires, “Borrower”), as of August 31, 2016 (the “Effective Date”).

(b) Section 3.3 of the Loan Agreement is amended by deleting the reference to “$2,500” contained therein and substituting “$4,000” in lieu thereof.

(c) Section 3.5 of the Loan Agreement is amended by deleting the second and third sentences thereof and substituting the following in lieu thereof:

Prior to the occurrence of a Default or Event of Default, in no event shall Borrower be liable for or reimburse Lender for such fees, costs or expenses to the extent Lender performs more than three (3) field examinations and one (1) appraisal in any calendar year. Borrower acknowledges and agrees that during the continuation of a Default or Event of Default Borrower shall be liable for and shall reimburse Lender for all reasonable fees, costs and expenses of all field examinations and appraisals conducted by Lender and/or its agents, without limit and regardless of the number of field examinations or appraisals conducted by Lender or its agents in any calendar year.

(d) Section 3.7 of the Loan Agreement is amended by deleting the second paragraph thereof and substituting the following in lieu thereof:

If prior to the sixth (6th) anniversary of the Effective Date (a) Borrower prepays all Obligations outstanding in full pursuant to the foregoing paragraph, or (b) pursuant to the terms of this Agreement or any other Loan Document, either (i) Lender demands repayment of the outstanding Obligations in whole or in part, or (ii) repayment of the outstanding Obligations are otherwise accelerated in whole or in part, then (c) at the time of such prepayment, repayment, demand or acceleration, and in addition to the principal balance of the Revolving Credit, all accrued and unpaid interest thereon, all fees, costs, expenses and other amounts payable to Lender in connection with the Revolving Credit, and all other Obligations paid to Lender under this Agreement and the other Loan Documents, Borrower shall pay liquidated damages to Lender in an amount equal to the Revolving Credit Limit multiplied by (i) three percent (3.00%) if such prepayment, repayment, demand or acceleration occurs prior to the fifth (5th) anniversary of the Effective Date, ad (ii) two percent (2.00%) if such prepayment, repayment, demand or acceleration occurs on or after the fifth (5th) anniversary of the Effective Date but prior to the sixth (6th) anniversary of the Effective Date.

(e) Article 3 of the Loan Agreement is amended by adding the following new Section 3.9 immediately after Section 3.8:

3.9 LIBOR Sunset Provisions.

(a) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Lender determines (which determination shall be conclusive absent manifest error) that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Unit having jurisdiction over Lender has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, reasonably promptly after such determination by Lender, Lender may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Lender, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by Lender.

(b) If no LIBOR Successor Rate has been determined and the circumstances under clause (a)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), Lender will promptly so notify Borrower and the Revolving Credit Rate shall be determined without reference to the LIBOR Rate.

(c) Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

(f) Section 5.1(a) of the Loan Agreement is amended by deleting such Section and substituting the following in lieu thereof:

(a) Borrower is an organization of the type, and organized in the jurisdiction, as described in the Disclosure Schedule. Borrower’s federal tax identification number and registration or filing number with the State of its organization is set forth on the Disclosure Schedule. Borrower is qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified unless the failure to so qualify could not reasonably be expected to result in a Material Adverse Change.

(g) Section 8.1 of the Loan Agreement is amended by deleting clause (d) contained therein and substituting the following in lieu thereof:

(d) existing Indebtedness described on the Disclosure Schedule, the Specified Subordinated Indebtedness, and the Coastal Subordinated Indebtedness,

(h) Section 8.7 of the Loan Agreement is amended by (1) deleting the word “or” at the end of clause (iii) thereof, and (2) adding the following text immediately prior to the “.” at the end of such Section:

, or (v) amend or modify any provision of any instrument or agreement evidencing or securing any Coastal Subordinated Indebtedness or pay any principal of or interest on any Coastal Subordinated Indebtedness other than as expressly permitted under any subordination agreement entered into by Lender with any holder of the Coastal Subordinated Indebtedness.

(i) Section 8.21 of the Loan Agreement is amended by deleting such Section and substituting the following in lieu thereof:

8.21 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of and for the last day of each calendar month, beginning with the calendar month ending January 31, 2021, to be less than the ratio set forth below for the measurement period corresponding thereto:

Measurement Period	Amount
Twelve (12) month period ending January 31, 2021, February 28, 2021, March 31, 2021, April 30, 2021, May 31, 2021, June 30, 2021, July 31, 2021, and August 31, 2021	1.00 to 1.00
Twelve (12) month period ending September 30, 2021 and the last day of each calendar month thereafter	1.10 to 1.00

(j) Article 8 of the Loan Agreement is amended by adding the following new Section 8.22 immediately after Section 8.21:

8.22 EBITDA. Permit EBITDA to be less than the amount set forth below for the measurement period corresponding thereto:

Measurement Period	Amount
One (1) month ending October 31, 2019	$(50,000)
One (1) month ending November 30, 2019	$(50,000)
One (1) month ending December 31, 2019	$(50,000)
Four (4) months ending January 31, 2020	$(25,000)
Five (5) months ending February 29, 2020	$18,000
Six (6) months ending March 31, 2020	$75,000
Seven (7) months ending April 30, 2020	$165,000
Eight (8) months ending May 31, 2020	$250,000
Nine (9) months ending June 30, 2020	$335,000
Ten (10) months ending July 31, 2020	$425,000
Eleven (11) months ending August 31, 2020	$505,000
Twelve (12) months ending September 30, 2020	$585,000
Twelve (12) months ending October 31, 2020	$700,000
Twelve (12) months ending November 30, 2020	$800,000
Twelve (12) months ending December 31, 2020	$900,000

(k) The Loan Agreement is amended by adding the following new Article XI to the Loan Agreement immediately after Article X:

ARTICLE XI – MULTIPLE BORROWERS

At any time that more than one Person is identified as “Borrower” hereunder (for purposes of this Article XI, each a “Borrower”, and collectively, “Borrowers”):

11.1 Borrower Agent.

(a) Appointment. Each Borrower hereby appoints Blue Star as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such Person hereunder and under applicable law with regard to the transactions contemplated under this Agreement and the other Loan Documents, including, without limitation, the requesting of Loans and Letters of Credit under this Agreement and submitting all financial statements and related reports required to be delivered by Borrowers hereunder. Lender shall have the right to deal with Blue Star with regard to all matters concerning the rights and obligations of Lender hereunder and pursuant to applicable law with regard to the transactions contemplated under this Agreement and the other Loan Documents. All actions or inactions of the officers, managers, members, or agents of Blue Star with regard to the transactions contemplated under this Agreement and the other Loan Documents shall be deemed with full authority and binding upon all Borrowers.

(b) Notices. Any notice required by Lender to Borrowers or any Borrower pursuant to this Agreement or the other Loan Documents may be directed to and in the name of Blue Star. Any notice provided to Blue Star hereunder shall constitute notice to each Borrower. Any notice required by a Borrower to Lender pursuant to this Agreement or the other Loan Documents may be sent by and on behalf of such Borrower by Blue Star. Any such notice provided by Blue Star shall constitute notice by each Borrower.

(c) Loan Documents. Each Borrower hereby empowers and authorizes Blue Star, on behalf of such Borrower, to execute and deliver to Lender all Borrowing Base Certificates and Compliance Certificates. Each Borrower agrees that any action taken by Blue Star in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by Blue Star of its powers set forth herein or therein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Borrowers with the same effect as if taken by such Borrower.

11.2 Nature and Extent of Liability.

(a) Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until all Obligations arising under the Loan Documents are paid in full and Lender’s commitment to lend hereunder terminates, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Obligor; (v) any election by Lender in an insolvency proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except payment in full of the Obligations.

(b) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Lender to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than full payment of all Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of any Obligations as long as it is a Borrower. It is agreed among each Borrower and Lender that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lender would decline to make Loans. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(c) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(d) If any Borrower makes a payment under this Section of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(e) Nothing contained in this Section shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Lender shall have the right, at any time in its sole and absolute discretion, to condition Loans upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans to such Borrower.

(f) Each Borrower has requested that Lender make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Lender’s willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

(g) Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the full payment of all Obligations.

11.3. One Obligation. The Loans and other Obligations constitute one general obligation of Borrowers and are secured by Lender’s Lien on all Collateral; provided, however, that Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

(d) The Definitions Schedule to the Loan Agreement is amended by adding the following new definitions thereto in proper alphabetical sequence:

“Coastal” means Coastal Pride Seafood, LLC, a Florida limited liability company and Borrower hereunder.

“Coastal Subordinated Indebtedness” means Indebtedness of Blue Star owing under the Coastal Subordinated Notes to the holders thereof, in each case so long as (a) such Indebtedness is subordinated in right of payment to the Obligations pursuant to a subordination agreement in favor of Lender in form and content acceptable to Lender in Lender’s permitted discretion, and (b) such Indebtedness is not secured by any Lien on any Collateral.

“Coastal Subordinated Notes” means, collectively, (a) that certain 4% Promissory Note dated on or about the Seventh Amendment Date in the original principal amount of $500,000, issued by Blue Star to the order of Walter Lubkin, Jr., (b) that certain 4% Convertible Promissory Note dated on or about the Seventh Amendment Date in the original principal amount of $87,842, issued by Blue Star to the order of Walter F. Lubkin, III, (c) that certain 4% Convertible Promissory Note dated on or about the Seventh Amendment Date in the original principal amount of $71,372, issued by Blue Star to the order of Tracy L. Greco, and (d) that certain 4% Convertible Promissory Note dated on or about the Seventh Amendment Date in the original principal amount of $50,786, issued by Blue Star to the order of John C. Lubkin.

“LIBOR” has the meaning specified therefor in the definition of “LIBOR Screen Rate”.

“LIBOR Screen Rate” means the London interbank offered rate (“LIBOR”) administered by ICE Benchmark Administration Limited or a comparable, replacement or successor rate, which rate is approved by Lender, as published on commercially available sources providing such quotations as may be designated by Lender from time to time.

“LIBOR Successor Rate” has the meaning specified therefor in Section 3.9.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of Lender, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Lender determines is reasonably necessary in connection with the administration of this Agreement).

“Obligor” means Borrower and each Guarantor.

“Seventh Amendment Date” means November 26, 2019.

(e) The Definitions Schedule to the Loan Agreement is further amended by adding the following sentence at the end of the definition of “Eligible In-Transit Inventory”:

Notwithstanding the foregoing, during the period commencing on the Seventh Amendment Date and for 60 days thereafter, In-Transit Inventory of Coastal that satisfies all of the foregoing requirements other than clauses (g) and (h), above, shall be deemed to be Eligible In-Transit Inventory hereunder.

(f) The Definitions Schedule to the Loan Agreement is further amended by deleting the definition of “LIBOR01 Page” therefrom.

(g) The Definitions Schedule to the Loan Agreement is further amended by deleting the definition of “LIBOR Rate” contained therein and substituting the following in lieu thereof:

“LIBOR Rate” means the greater of (a) zero percent (0%) and (b) the rate per annum equal to the LIBOR Screen Rate, for deposits in U.S. dollars for a term of three (3) months on the second (2nd) Banking Day prior to the date of an Advance until the first day of the first full month following the date of such Advance, and for each calendar month thereafter on the second (2nd) Banking Day prior to the first day of each calendar month, adjusted for reserve requirements and such other requirements as may be imposed by federal, state or local government and regulatory agencies; provided that to the extent a comparable, replacement or successor rate is approved by Lender in connection herewith, the approved rate shall be applied in a manner consistent with market practice.

(h) The Definitions Schedule to the Loan Agreement is further amended by deleting the definition of “Revolving Credit Rate” contained therein and substituting the following in lieu thereof:

“Revolving Credit Rate” means a per annum rate of interest equal to the following:

(a) prior to the first day of the calendar month after satisfaction of the Rate Reduction Condition, the greatest of (i) the sum of the LIBOR Rate plus nine and one-quarter percent (9.25%), (ii) the sum of the Prime Rate plus six percent (6.00%), and (iii) a fixed rate of six and one-half percent (6.50%) and

(b) on the first day of the calendar month after satisfaction of the Rate Reduction Condition and thereafter, the greatest of (i) the sum of the LIBOR Rate plus seven and one-half percent (7.50%), (ii) the sum of the Prime Rate plus four and one-quarter percent (4.25%), and (iii) a fixed rate of six and one-half percent (6.50%).

As used herein “Rate Reduction Condition” means, so long as no Default or Event of Default has occurred and is continuing, Borrower’s achieving a Fixed Charge Coverage Ratio of at least 1.10 to 1.00 for any consecutive twelve (12) calendar month period, determined as of the last day of any calendar month ending on or after November 30, 2019.

(i) The Definitions Schedule to the Loan Agreement is further amended by deleting the definition of “Revolving Credit Termination Date” contained therein and substituting the following in lieu thereof:

“Revolving Credit Termination Date” means the earliest to occur of (a) the sixth (6th) anniversary of the Effective Date, (b) the date Lender terminates the Revolving Credit pursuant to Section 9.3(a), and (c) the date on which repayment of the Revolving Credit, or any portion thereof, becomes immediately due and payable pursuant to Section 9.3(b).

(j) The Definitions Schedule to the Loan Agreement is further amended by deleting from the definition of “Eligible Receivables” clause (j) contained therein and by substituting the following in lieu thereof:

(j) any portion of the Eligible Receivables of the Account Debtor and/or its Affiliates exceeds twenty percent (20%) of the total amount of all Eligible Receivables, then the amount of such excess shall be treated as ineligible; provided, however, such percentage shall be (i) sixty percent (60%) with respect to US Foods Holding Company and its Affiliates, (ii) thirty percent (30%) with respect to Performance Food Group Company and its Affiliates and (iii) thirty percent (30%) with respect to Restaurant Depot, LLC and its Affiliates;

(k) The Disclosure Schedule to the Loan Agreement is amended by amending and restating Items 5.1 (Organization, Qualification and Structure), 5.3 (Name and Address), 5.4 (Location of Collateral; Equipment List), 5.15 (ERISA Matters), 5.19 (location of Bank and Securities Accounts), and 5.21 (Capital Structure) as set forth on Annex A attached hereto.

(l) The Disclosure Schedule to the Loan Agreement is further amended by adding the following disclosures at the end of Item 5.9 (General Intangibles, Patents, Trademarks, Copyrights and Licenses):

Mark	Registration No.	Registration Date	Application No.	Application Date	Owner
Lubkin’s Coastal Pride	2879531	8/31/04	78289067	8/19/03	Coastal Pride Seafood, LLC
Lubkin’s Good Stuff	N/A	N/A	87919629	5/14/18	Coastal Pride Seafood, LLC
Lubkin’s First Choice	N/A	N/A	88645685	10/8/19	Coastal Pride Seafood, LLC

Unregistered Marks:

Lubkin’s First Choice (Coastal Pride Seafood, LLC)

5. Waiver. Existing Borrower previously advised Lender of Existing Borrower’s failure to maintain a Fixed Charge Coverage Ratio of at least 1.10 to 1.00 for each of the four calendar quarters ending June 30, 2019 and September 30, 2019, in each case as required under Section 8.21 of the Loan Agreement, which failure has caused Events of Default to occur and currently exist under Section 9.1(c) of the Loan Agreement (collectively, the “Specified Defaults”). The Specified Defaults are the only Defaults or Events of Default that exist under the Loan Agreement and the other Loan Documents as of the date hereof. Subject to the satisfaction of the conditions precedent set forth in Section 11 hereof, Lender hereby waives the Specified Defaults and from and after the date hereof and will no longer charge the Default Rate due to the existence of the Specified Defaults. In no event shall such waiver be deemed to constitute a waiver of (a) any Default or Event of Default other than the Specified Defaults or (b) Borrowers’ obligation to comply with all of the terms and conditions of the Loan Agreement and the other Loan Documents from and after the date hereof. Notwithstanding any prior, temporary mutual disregard of the terms of any contracts between the parties, each Borrower hereby agrees that it shall be required strictly to comply with all of the terms of the Loan Documents on and after the date hereof.

6. Ratification and Reaffirmation. Each Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of such Borrower’s covenants, duties, indebtedness and liabilities under the Loan Documents.

7. Acknowledgments and Stipulations. Each Borrower acknowledges and stipulates that the Loan Agreement and the other Loan Documents executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Borrower); the security interests and liens granted by such Borrower in favor of Lender are duly perfected, first priority security interests and liens; and the unpaid principal amount of the Loans on and as of the opening of business on November 26, 2019, totaled $5,639,521.78.

8. Representations and Warranties. Each Borrower represents and warrants to Lender, to induce Lender to enter into this Amendment, that no Default or Event of Default exists on the date hereof other than the Specified Defaults; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of such Borrower and this Amendment has been duly executed and delivered by such Borrower; and all of the representations and warranties made by such Borrower in the Loan Agreement are true and correct on and as of the date hereof.

9. Reference to Loan Agreement. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.

10. Breach of Amendment. This Amendment shall be part of the Loan Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

11. Conditions Precedent. The effectiveness of the amendments contained in Section 2 hereof are subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Lender, unless satisfaction thereof is specifically waived in writing by Lender:

(a) Lender shall have received each of the following:

(i) a counterpart of this Amendment duly executed by Borrowers and acknowledged by Guarantors, including the Disclosure Schedule, amended and restated as of the date hereof;

(ii) an amended and restated revolving credit note duly executed by Borrowers;

(iii) true, correct and complete copies of the Merger Agreement (including all disclosure schedules) and all other material agreements entered into in connection therewith;

(iv) an equity interest pledge agreement duly executed by Borrowers;

(v) ACORD certificates or equivalent evidence of liability and property insurance for New Borrower as required by Section 7.5 of the Loan Agreement;

(vi) a certificate of the secretary of New Borrower, to which is attached (A) New Borrower’s certificate of incorporation, certified by the Secretary of State of the State of Florida as of a recent date, (B) New Borrower’s by-laws, (C) resolutions of the board of directors of New Borrower authorizing the Coastal Merger, entry into this Amendment and joinder of New Borrower as a Borrower under the Loan Agreement and other Loan Documents, (D) the names, titles and specimen signatures of the officers of New Borrower authorized to execute and deliver this Amendment and the other Loan Documents to which New Borrower is a party on behalf of New Borrower, and (e) a good standing certificate for New Borrower issued by the Secretary of State of the State of South Carolina as of a recent date;

(vii) certificates of the secretaries of Existing Borrower and Parent, each of which (A) certifies that there have been no changes to the respective articles of incorporation or by-laws of Existing Borrower or Parent since the Fifth Amendment Date, and (B) attaches (1) resolutions of the board of directors of Existing Borrower and Parent authorizing entry into the Coastal Merger (with respect to Existing Borrower) and this Amendment, (2) the names, titles and specific signatures of the officers of Existing Borrower and Parent authorized to execute and deliver this Amendment and any other Loan Documents executed in connection herewith on behalf of Existing Borrower or Parent, as applicable, and (3) a good standing certificate for Existing Borrower and Parent, issued by the Secretary of State of such Person’s respective jurisdictions of incorporation as of a recent date; and

(viii) lien searches with respect to Target, the results of which are satisfactory to Lender;

(ix) an opinion letter of counsel to New Borrower with respect to this Amendment and the Loan Documents in form and substance satisfactory to Lender;

(x) Lender shall have received such other documents, instruments and agreements as Lender may require; and

(b) No Default or Event of Default shall exist after giving effect to this Amendment.

12. Additional Covenant. To induce Lender to enter into this Amendment and waive the Specified Defaults as provided herein, Borrowers covenant and agree to deliver to Lender, no later than 15 days after the date hereof, (a) the original promissory note dated February 19, 2019, made by Perfect Crab Company, Inc., a Texas corporation (“Perfect Crab”) to Target, in the original principal amount of $132,500 (the “Perfect Crab Note”), (b) the original assignment of note dated on or about the date hereof, assigning the Perfect Crab Note from Target to New Borrower, and (c) an allonge executed in blank by New Borrower with respect to the Perfect Crab Note, in form and substance satisfactory to Lender.

13. Amendment Fee; Expenses of Lender. In consideration of Lender’s willingness to enter into this Amendment and waive the Specified Defaults as set forth herein, Borrowers agree to pay to Lender an amendment fee in the amount of $15,000 in immediately available funds on the date hereof. Such fee shall be fully earned when due and non-refundable when paid. Borrowers also agree to pay, on demand, all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Lender’s legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

14. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.

15. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

16. No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

17. Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto.

18. Further Assurances. Each Borrower agrees to take such further actions as Lender shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

19. Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

20. Release of Claims. To induce Lender to enter into this Amendment, each Borrower hereby releases, acquits and forever discharges Lender, and all officers, directors, agents, employees, successors and assigns of Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that any Borrower now has or ever had against Lender arising under or in connection with any of the Loan Documents or otherwise. Each Borrower represents and warrants to Lender that no Borrower has transferred or assigned to any Person any claim that any Borrower ever had or claimed to have against Lender.

21. Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

LENDER:

ACF FINCO I LP

By:	/s/ John Nooney
Name:	John Nooney
Its:	Managing Director

EXISTING BORROWER:

JOHN KEELER & CO. INC.

By:	/s/ John Keeler
Name:	John Keeler
Its:	Executive Chairman

NEW BORROWER:

COASTAL PRIDE SEAFOOD, LLC

By:	/s/ John Keeler
Name:	John Keeler
Its:	Chief Executive Officer

[Joinder and Seventh Amendment to Loan and Security Agreement]

CONSENT AND REAFFIRMATION

Each of the undersigned guarantors of the Obligations of Borrowers at any time owing to Lender hereby (i) acknowledges receipt of a copy of the foregoing Joinder and Seventh Amendment to Loan and Security Agreement (the “Amendment”); (ii) consents to Borrowers’ execution and delivery thereof; (iii) agrees to be bound thereby; (iv) affirms that nothing contained therein shall modify in any respect whatsoever its guaranty of the Obligations and reaffirms that such guaranty is and shall remain in full force and effect; and (v) hereby releases, acquits and forever discharges Lender, and all officers, directors, agents, employees, successors and assigns of Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that such Guarantor now has or ever had against Lender arising under or in connection with such guaranty, any of the Loan Documents or otherwise.

IN WITNESS WHEREOF, the undersigned have executed this Consent and Reaffirmation as of the date of the Amendment.

/s/ John Keeler
JOHN R. KEELER

BLUE STAR FOODS CORP.

By:	/s/ John Keeler
Name:	John Keeler
Its:	Chief Executive Officer